Exhibit 10.1

Net Lease

1.  FUNDAMENTAL LEASE PROVISIONS AND EXHIBITS                                                             DATE:  June 7, 2004

1.1   Fundamental Lease Provisions.

Landlord:	Hibiscus Office Park, L.L.C. 1682 W. Hibiscus Blvd. Melbourne, FL 32901

Tenant:	The Goldfield Corp. 100 Rialto Place, Suite 500 Melbourne, FL 32901
Premises: Address:	1684 W. Hibiscus Blvd. Melbourne, FL 32901

Lease Term:   Seven (7) years

Annual Minimum Rent/Base Rent: $102,411.00 -  (not including 6% FL Sales Tax)

(The Annual minimum rent is subject to the cost of living adjustment pursuant to Section 4.4 hereof and all additional rents, charges and assessments set forth herein.)

Rentable Area:     7,586±   square feet  - (5,084 ± sq. ft. finished office in 1684 W. Hibiscus Bldg. and 2,401± sq. ft. 1678 W. Hibiscus Blvd. and 101± sq. ft. atrium walk-through area finished office)

Permitted Use:  General office purposes

First Month's Minimum Rent: $10,822.06 - $8,534.25 (base rent) + $1,675.24 (CAM - real estate taxes and insurance) = $10,209.49 Gross Rent Amount + 6% FL Sales Tax of $612.57 = $10,822.06 Due upon Execution of the Lease.

Security Deposit: $       0.00

Estimated Date for Delivery of the Premises:  September 30, 2004

(The estimated date for delivery of the Premises is subject to the provisions of Section 2.2 hereof)

1.2  Effect of Reference to a Fundamental Lease Provision.  Each reference in the Lease to any of the Fundamental Lease Provisions contained in Section 1.1 shall be construed to incorporate all of the terms provided under each such Fundamental Lease Provision.

1.3  Exhibits.  The exhibits listed in this Section and attached to this Lease are hereby incorporated in and made a part of this Lease:

EXHIBIT "A" ---  Site Plan (to be attached)

EXHIBIT "B"  ---  Description of work to be performed by Landlord at Landlord's expense.  (Tenant Improvements)

EXHIBIT "C" ---  Form of Addendum specifying commencement and expiration dates of Lease Term.

EXHIBIT "D"  ---  Form of Addendum setting forth approved Space Plan, agreed cost of construction for Tenant's Work and the method of payment.

EXHIBIT "E" --- Special Provisions

EXHIBIT "F"---Environmental Clause and Agency Disclosure

Rules & Regulations

2.PREMISES AND TERM

2.1  Premises.  The Landlord hereby leases to the Tenant and the Tenant hires and takes from the Landlord the premises (hereinafter referred to as "Premises") located in the city of Melbourne, County of Brevard and State of Florida, shown on the Site Plan  (Exhibit "A") extending to the exterior faces of all exterior walls or to the line shown on the Site Plan where there is no wall or to the center line of those walls separating the Premises from other leased Premises in the Building, subject to and with the benefits of the terms, covenants, conditions and provisions of this Lease, together with the appurtenances specifically granted in this Lease, but reserving to the Landlord (i) the use of (a) the exterior faces of all exterior walls, however, Landlord may not use the exterior walls for advertising or marketing purposes by placing signs or other advertising on the walls without the prior consent of Tenant, and (b) the roof; and (ii) the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires through the Premises and serving the other parts of the Building.

For the purposes of this Lease, the Premises shall be conclusively deemed to consist of the number of square feet of Leased Area as set forth in Section 1.1 hereof.

2.2  Term.  The Term of this Lease shall commence on the earlier of (i) the expiration of the final fifteen (15) day notice (the "Final Notice") given by the Landlord to the Tenant informing the Tenant that the improvements to the Premises as provided for in Section 3.1 hereof have been substantially completed, or (ii) the day the Tenant commences its operations in the Premises, and ending at noon at the end of the Lease Term, unless sooner terminated as hereinafter provided.  Landlord shall use all reasonable efforts to deliver possession of the Premises to the Tenant on or before the estimated date for delivery of the Premises as set forth in Section 1.1 hereof.  However, if the Landlord cannot deliver possession of the Premises for reasons beyond his control on or before that date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom.  When the commencement and expiration dates of the Lease Term have been determined, the Landlord and the Tenant shall execute, acknowledge and deliver a written Addendum to this Lease in the form attached hereto as Exhibit "C" specifying the commencement and expiration dates of the Lease Term, that the Tenant is in possession of the premises and is paying the Fixed Minimum Rent and all other charges hereunder, and that the Tenant has no claims, defenses, set-offs or counter-claims against the Landlord (or, if so, specifying the nature and amount thereof).  Such statement, when so executed, acknowledged and delivered, will be deemed to be incorporated in and become a part of this Lease.

If the premises are not ready for occupancy by the estimated date for delivery (September 30, 2004), Landlord shall have an additional sixty (60) days to complete the improvements (November 30, 2004).  If said improvements are not completed by November 30, 2004, Tenant may, at its option, elect to cancel this Lease and receive a return of its deposit paid herein.

2.3  Option to Renew.  Tenant shall have and is hereby granted five (5) options to extend the term of this Lease for a period of three (3) years for each option period upon the same covenants and conditions as herein provided, with, the exception that the Base Rent (as defined in paragraph 1.1), Adjustment of Annual Minimum Rent (as defined in paragraph 4.4), and Additional Assessments (as defined in paragraph 4.5), shall be adjusted based on the adjustment of annual minimum rent as stated in Section 4.4 of this Lease.  If Tenant shall elect to exercise such option, it must do so by giving Landlord written notice at least one hundred eighty (180) days prior to the expiration of the initial  term of the Lease and prior to the expiration of each three (3) year option period thereafter.

3.CONSTRUCTION

3.1  Construction of Leasehold Improvements.  The Landlord shall, at its sole cost and expense, improve the Premises as set forth in Exhibit "B" (Landlord's Work).  Any improvements to the premises other than those set forth in Exhibit "B" shall be constructed by the Landlord at the sole cost and expense of the Tenant (Tenant's Work).

No later than five (5) working days after the execution of this Lease by the Tenant: (i) Tenant shall approve a preliminary Space Plan for the premises, in form acceptable to the Tenant and Landlord's Space Planner, drawn to a scale of one-quarter inch (1/4") equals one (1) foot, or (ii) Landlord and Tenant, or their representatives, shall meet together with Landlord's Space Planner for the purpose of preparing a preliminary Space Plan for the Premises.   Within twenty (20) working days from Landlord's receipt of the preliminary Space Plan, Landlord shall prepare and furnish to Tenant an estimated cost of construction of Tenant's Work, including in the estimate separate entries for labor,  material and a supervisory fee.  No later than five (5) working days after submission of Landlord's estimate of construction cost to Tenant, as set forth above, Tenant shall either agree to the estimate and authorize Landlord to proceed with the Work or furnish to Landlord specific objections to the estimate.

If Landlord and Tenant agree to Landlord's estimated construction cost for Tenant's Work and to a final Space Plan, Landlord and Tenant shall execute an Addendum to this Lease, in the form attached hereto as Exhibit "D", incorporating into the Addendum the agreed-upon Space Plan for the Premises, and setting forth the agreed cost of construction.

The agreed cost of construction of Tenant's Work shall be paid by Tenant and Landlord as set forth in Exhibit "D" hereof.

3.2  Ownership Improvements.  All improvements to the Premises shall remain the property of the Landlord.  In no event shall Tenant make any improvements or alterations to the Premises, including the installation and removal of permanent fixtures, without the prior written consent of Landlord.

4.RENT

4.1  Payment.   All Rent and other charges payable to the Landlord under any provision of this Lease shall be paid to the Landlord, or as the Landlord may otherwise designate, in lawful money of the United States at the address of the Landlord or at such other place as the Landlord in writing may designate, without any set-off or deduction whatsoever, and without any prior demand therefor.  In addition to the payment of the Rent and other charges, the Tenant shall also pay to the Landlord, at the time of payment of such Rent and other charges, all sales, use or occupancy taxes payable by virtue of  any of such payments.  Rent for any period during the term hereof which is for less that one (1) month shall be prorated portion of the monthly installment.

4.2  Annual Minimum Rent.  The Tenant shall pay the Annual Minimum Rent, which is subject to adjustments as hereinafter set forth, in equal monthly installments in advance on the first day of each calendar month included in the Lease Term.  The first monthly installment shall be paid on the signing of this Lease if not previously delivered.  Tenant acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease,  the exact amount of which would be extremely difficult and impractical to ascertain.  Such costs include, but are not limited to processing and accounting charges, the late charges which may be imposed on Landlord by the terms of any Mortgage or Trust deed covering the premises.

 4.3  Late Rent Fees.  In the event any installment of Rent or any sum due hereunder is not paid within five (5) days after such amount is due, Tenant shall pay to Landlord as additional Rent a late charge equal to five percent (5%) of each such installment or other sum, or Twenty-five Dollars ($25.00) per month, whichever is greater.  A sum of Twenty-five Dollars ($25.00) will be paid by Tenant to Landlord for each returned check, and Tenant shall pay a charge of Seventy-five Dollars ($75.00) for preparation of a demand for delinquent rent.

4.4  Adjustment of Annual Minimum Rent.  During the Initial Lease Term, the Annual Minimum Rent specified in Section 1.1 hereof (and the monthly installments thereof) will be adjusted annually on each anniversary date of the date of commencement of the Lease Term to increase the same by three percent (3%) from the prior year's Annual Minimum Rent.  If Tenant exercises any renewal options, the Annual Minimum, Rent specified in Section 1.1 hereof (and the monthly installments thereof) will be adjusted for changes in the Consumer Price Index on each anniversary of the commencement date of the Lease Term.  The term "Index" means the U.S. Consumer Price Index, All Items, for all Urban Consumers (1982-84=100), published by the United States Bureau of Labor Statistics or other governmental agency then publishing the Index.  In the event the Price Index ceases to utilize the January 88 average of 100 as the basis of calculation, or if a substantial change is made in the term of number of items included in the Index, then the Index shall be adjusted to a figure that would have resulted had the change in the manner of computing the Index not been effected.  In the event such Index (or successor or substitute index) is not available, a reliable governmental or other nonpartisan publication evaluating the information theretofore used to determine the Index shall be used.  The term "Base Number" means most recently published Index Number immediately preceding the commencement date of the Lease Term.  The term "Current Number Applicable to a Lease Year" means the most recently published Index Number preceding the first day of the Lease Year for which adjustment is made, if the latest Current Number Applicable to a Lease Year exceeds the Base Number, then the Annual Minimum Rent shall be increased to an amount which is the product obtained by multiplying the Annual Minimum Rent set fourth in Section 1.1 of this Lease by a fraction, the numerator of which fraction is the current Number Applicable to any Lease Year and the denominator of which fraction is the Base Number.

Notwithstanding the foregoing during any renewal term, annual rental adjustments will not be less than three (3%) percent annually or more than five (5%) percent annually.

4.5  Additional Assessments.  It is understood that, in addition to the Annual Minimum Rent and Adjustment of Annual Minimum Rent, Tenant shall pay to Landlord as Additional Rent its prorated share of all taxes, assessments, insurance premiums, operating charges, maintenance charges, and any other charges, costs and expenses which arise from the ownership, occupancy or use of the Parcel, or any part thereof, including the maintenance of air conditioning equipment, but excluding the maintenance of exterior walls, roof areas and the structural integrity of buildings located upon the Parcel, which maintenance shall be the responsibility of Landlord.

Tenant shall pay their pro-rata share of operating expenses (real estate taxes, insurance and common area maintenance).  Common area maintenance shall be defined as maintenance, garbage collection, site lighting, property management.  Landlord estimates operating expenses to be $2.65 per square foot per year or $1,675.24  per month.  Tenant shall also be responsible to pay the Florida State sales tax.  Tenant shall have a continuing right to review, copy, and audit all documents and information pertaining to operating expenses and real estate taxes for the Project/Building.  The CAM, real estate taxes and building insurance shall be adjusted annually after the first year of occupancy based on actual cost.

For the purposes of this Lease, the term "Parcel" shall mean the contiguous property set forth in Exhibit "A" together with all site improvements located or to be located thereon.

The Tenant Agrees to pay the Additional Assessments, as set forth above, in monthly payments in advance during the Term of this Lease as may be estimated by the Landlord. At the end of each calendar year, the Landlord shall advise the Tenant of the Tenant's share of the Additional Assessments payable for such calendar year as computed based upon the cost thereof to the Landlord.  If there shall  have been an underpayment by the Tenant, the Tenant shall pay the difference within ten (10) days: if there shall have been an overpayment by the Tenant, the Tenant shall be given a credit towards the next due payment of its share of the Additional Assessment.

At the end of each calendar year, the Tenant shall have the right to require Landlord to substantiate, by written itemization, Landlord's computation of Tenant's Additional Assessments.  Landlord shall furnish such an itemization to Tenant within thirty (30) days from receipt of Tenants written request for itemization.

4.6  Security Deposit.    N/A

Landlord and Tenant agree that Landlord's Leasing Agent shall be entitled to immediately endorse and cash Tenant's Rent Check accompanying this Lease.  It is further agreed and understood that such action shall not guarantee acceptance of this Lease by Landlord, but in the event Landlord does not accept this Lease, the Deposit shall be refunded in full to Tenant.

5.UTILITY SERVICES

5.1  Water and Other Utilities.  The Landlord shall cause the necessary mains, conduits and other facilities to be provided to supply water, sanitary sewer services and electricity into the Premises.  Landlord shall also provide a dumpster(s) for refuse collection.  The Tenant shall pay directly all charges for electric, telephone and any other utilities used or consumed in the Premises which are separately metered to the Premises.  Tenant shall pay to Landlord on a monthly basis in advance Tenant's prorated share of the water and sewer and refuse collection charges for the Building as may be estimated by the Landlord.  This charge shall be Additional Rent under the Lease.  In the event that Tenant shall fail or refuse to pay any utility charges individually metered to Tenant, the Landlord may but shall not be obligated to, pay such charges, and Tenant shall reimburse the Landlord on demand.  If Tenant uses water or produces refuse in excess of normal office/warehouse use, Landlord, in its discretion, may allocate Tenant the increased cost for such services as measured or estimated by Landlord, and Tenant shall pay Landlord, on demand, any increased cost so measured or estimated.

6.INSURANCE

6.1  Insurance to be Maintained by Tenant.  Tenant shall maintain, at Tenant's expense, with companies acceptable to Landlord during the term of this Lease liability Insurance in the form of a Combined Single Limit Bodily Injury and Property Damage Insurance Policy insuring Landlord and Tenant against any liability arising out of the use, occupancy or maintenance of the Premises in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence. Landlord will not carry Insurance on Tenant's property .  Tenant shall furnish Landlord with a certificate of all insurance policies required by this Lease evidencing the existence and amounts of such insurance with loss payable clauses satisfactory to Landlord prior to accepting occupancy of the Premises.  Renewals of such policies shall  be deposited with the Landlord prior to the expiration of the term of such coverage.  If the Tenant fails to comply with such requirement, the Landlord may but shall not be obligated to, obtain such insurance and keep the same in effect, and Tenant shall pay Landlord the premium cost thereof upon demand.

6.2  Insurance to be Maintained by Landlord.  Landlord shall obtain and keep in force during the term of this Lease, the following policies of insurance with loss payable to Landlord: (i) a policy of Combined Single Limit Bodily Injury and Property Damage Insurance, insuring Landlord, but not Tenant, against any liability arising out of the ownership, use, occupancy or maintenance of the Parcel in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence; (ii) a policy or policies of insurance covering loss or damage to the Parcel, but not Tenant's inventory, fixtures, furniture and equipment, in an amount not to exceed the full replacement value thereof, as the same exists from time to time, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils ("all risk" as such term is used in the insurance industry) and plate glass insurance; (iii) a policy of rental value insurance in an amount not less than one (1) year's gross rentals for all tenants occupying any portion of the parcel; and (iv) any other insurance the Landlord deems necessary.  The cost of the above referenced insurance to be maintained by Landlord shall be considered an Additional Assessment of which the Tenant shall pay its prorated share pursuant to Section 4.5 hereof.

6.3  Waiver of Subrogation.  As long as their respective insurers so permit, Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss incurred by fire, extended coverage and other property insurance policies existing for the benefit of the respective parties.  Each party shall obtain any special endorsements, if required by their insurer, to evidence compliance with the aforementioned waiver.

7.TENANT'S ADDITIONAL COVENANTS

7.1  Affirmative Covenants.  The Tenant covenants, at its own expense, at all times during the Lease Term:

7.1.1.      To perform promptly all of the obligations of the Tenant set forth in this Lease and in the Exhibits and Addenda attached hereto, and to pay when due the Rent and all other charges and Assessments which are to be paid by the Tenant.

7.1.2       To use the Premises only for the Permitted Use and to abide by and conform to all use restrictions set forth in the certificate of occupancy issued for the Premises, in the Declaration of Covenants, Conditions and Restrictions and Reservation of Easements, the mortgages filed of record encumbering the Premises, and all other  laws, orders, permits, rules and regulations of any governmental authority claiming jurisdiction over the Premises.

7.1.3       To keep the Premises, including equipment, facilities and fixtures therein, clean, neat and in good order, repair and condition.

7.1.4       To keep the Premises equipped with all safety appliances required by and to comply with any law, ordinance, order or regulation of any governmental authority or board of fire underwriters having jurisdiction.

7.1.5       To defend and hold the Landlord harmless and indemnified from all injury, loss, claims or damage (including attorneys' fees and disbursements) to any person or property arising from or related to or connected with the use or occupancy of the Premises, the conduct or operation of the Tenant's business, or the Tenant's work at the Premises and caused by the Tenant or the Tenant's agent, employees or guests.  Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including reasonable attorneys' fees to the extent of Tenant's insurance coverage as described in Section 6.1 above.

7.1.6       To permit the Landlords' agents, upon prior twenty-four (24) hour notice, to enter upon the Premises at all reasonable times to examine same and to make repairs, alterations, improvements or additions to the Premises or in the Building without the same constituting an eviction of the Tenant, in whole or in part, and all rents shall in no way abate while such repairs, alterations, improvements or additions are being made by reason of loss or interruption of business of the Tenant because of the prosecution of any such work.  The Landlord or the Landlord's agents shall also have the right to enter upon the Premises, upon prior twenty-four (24) hour notice, at reasonable times to show them to prospective mortgagees or purchasers of the Building.  During the ninety (90) days prior to the expiration of the term of this Lease, the Landlord may show the Premises to prospective tenants, and the Landlord may also place upon the Premises the usual notices "For Rent", which notices the Tenant shall permit to remain thereon without molestation.  If, during the last month of the Term, the Tenant shall have moved all or substantially all of the Tenant's property therefrom, the Landlord may immediately enter and alter, renovate and redecorate the Premises without elimination or abatement of rent, or additional rent or other compensation, and such action shall have no effect upon this Lease.

7.1.7       To pay on demand all of Landlord's expenses incurred in enforcing the obligations of the Tenant under this Lease or incurring any default by the Tenant under this Lease.

7.1.8       Forthwith to cause to be discharged of record (by payment, bond order of a court of competent jurisdiction or otherwise) any mechanic's lien at any time filed against the Premises for any work, labor, services or materials claimed to have been performed at or furnished to the Premises at the request of and on behalf of the Tenant or anyone holding the premises through or under the Tenant.  If the Tenant shall fail to cause such lien to be discharged upon demand, then, in addition to any other right or remedy of the Landlord, the Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due or by bonding or other proceeding deemed appropriated by the Landlord and the amount so paid by the Landlord and all costs and expenses, including reasonable attorneys' fees, incurred by the Landlord in procuring the discharge of such lien, shall be deemed to be an Additional Assessment.  The Landlord's estate in the Premises shall not be subject to any Additional Assessment.  The Landlord's estate in the Premises shall not be subject to any lien or liability under the Lien Laws of the State of Florida.

7.1.9       Upon the expiration or other termination of the Lease Term, to quit and surrender to the Landlord the Premises, broom cleaned, in good order and condition, ordinary wear and tear excepted, and at the Tenant's expense, to remove all property of the Tenant, to repair all damages to the Premises caused by such removal, and to restore the Premises to the condition in which they were prior to the installation of the articles so removed.  All property not so removed shall be deemed to have been abandoned by the Tenant and may be retained or disposed of by the Landlord, as the Landlord shall desire.

7.1.10     To remain fully obligated under this Lease, notwithstanding any assignment or sublease or any indulgence granted by the Landlord to the Tenant or to any assignee or subtenant.

7.1.11     To fully understand and agree that the Landlord shall not be liable except for negligence or willful act for any loss or damage to the Tenant's business or personal property arising out of but not limited to the following causes: hurricanes, excessive rain, roofing defects, bursting of pipes, fire, windstorm, malfunction of sewer or water system, interruption of utility services, or any act or omission of Landlord or any of Landlord's agents on or about the Premises.

7.1.12     To keep the Premises free from all rubbish, dirt and debris, and to deposit all trash in trash receptacles to be furnished by Landlord at designated locations with the Command Area.  The Tenant understands that boxes and trash shall not be stacked outside of the Premises and/or on any abutting roadway.

7.1.13     To furnish to the Landlord any documentation requested by Landlord to show the status of this Lease.  Any reasonable changes to this Lease required by any Mortgagee of the Landlord to satisfy the requirements for the financing or refinancing of the project wherein the Premises are located, unless they materially alter the term and conditions of this Lease, shall be agreed to and complied with by the Landlord and the Tenant.

7.1.14  To maintain throughout the term of this Lease a sign with Tenant's name and logo thereon at or near the front entrance to the Premises at a place designated by Landlord and paid for by the Tenant. Such sign shall be of a size, design, material and specification as shall meet the standards and criteria of Landlord.  No sign shall be permitted  to be placed upon any window area or door without Landlord's approval.  The written consent and approval of Landlord shall be obtained prior to the installation of any sign.  A sign for which the written approval of Landlord has not been obtained may be removed by Landlord at Landlord's discretion.  Tenant shall receive the top thirty (30%) percent of the signage area on Hibiscus Boulevard road marquee sign in front of 1678 W. Hibiscus Boulevard.

7.2  Negative Covenants.  Tenant covenants at all times during the Lease Term and such further time as the Tenant occupied the Premises, or any part thereof:

7.2.1  Not to injure, overload, deface or otherwise harm the Premises or any part thereof or any equipment or installation therein; nor commit any waste or nuisance; nor permit the emission of any objectionable noise or odor; nor burn any trash or refuse in or about the Premises; nor make any illegal use of the Premises, or any part thereof or from time to time; nor park any vehicles so as to interfere with the use of driveways, walks, roadways, highways, streets or parking areas.

7.2.2  Not to make any alterations or additions to the Premises or to the Building, nor permit the making of any holes in the walls, ceilings or floors thereof.  All alterations or improvements to the Premises shall be made by Landlord at Tenant's expense, unless Landlord and Tenant shall otherwise agree in writing.

8.ASSIGNMENT, SUBLETTING AND ENCUMBRANCE.

8.1  Landlord's Consent Required.  Tenant shall not assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, nor sublet the Premises or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

8.2  Tenant's Application (Assignment and Sublease).  In the event that Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, Tenant shall submit to Landlord, in writing, at least thirty (30) days prior to the proposed effective date of the assignment or sublease; (i) a Notice of Intention to Assign or Sublease, setting forth the proposed effective date, which shall be no less that thirty (30) nor more then ninety (90) days after sending of such notice; (ii) the name of the proposed subtenant or assignee; (iii) the nature of the proposed subtenant's or assignee's business to be carried on in the Premises; (iv) the terms and provisions of the proposed sublease or assignment; and (v) a current, audited financial statement of the proposed subtenant or assignee; and (vi) such additional information concerning the proposed assignment or sublease and proposed assignee or subtenant as the Landlord may reasonably request.

8.3  Landlord's Options to Terminate.  Upon receipt from Tenant of a Notice of Intention to Assign or Sublease the entire building, Landlord shall have the right to terminate this lease and relet the Premises, such right to be exercised by giving notice to Tenant within thirty (30) days after receipt of Tenant's Notice of Intention to Assign or Sublease.  If such Notice of Termination is given by Landlord, it shall serve to cancel and terminate this Lease with respect to the Premises; provided, however, that no termination of this Lease with respect to the premises shall become effective without the prior written consent of the holder of any First Mortgage or Deed of Trust encumbering the Premises.

8.4  The granting of permission for Tenant to assign or sublease the Premises on any one or more occasions shall not constitute ipso facto waiver of the requirement imposed hereby that the written consent of the Landlord be obtained for any subsequent or other assignment or subletting, and the acceptance of rent checks and the negotiation of same, or the acceptance of rent payments in any other fashion, from any assignee or subtenant, whether or not Landlord had knowledge of the assignment or sublease under which assignee or subtenant claims, shall not contribute ipso facto consent by Landlord to such assignment or sublease or constitute a waiver of the restrictions upon assignment and subletting imposed in this section.

9.DESTRUCTION AND CONDEMNATION

9.1  Fire or Other Casualty.  In the event of (i) a partial destruction of the Premises or the Building during the Lease Term which requires repairs to either the Premises or the Building, or (ii) the Premises or the Building being declared unsafe or unfit for occupancy by any authorized public authority for any reason other than Tenant's act, use or occupation, which declaration requires repairs to either the Premises or Building, Landlord may elect to commence repairs within twenty (20) days thereof, but partial destruction shall in no way annul or void this Lease, except that Tenant shall be entitled to a proportionate reduction of Rent while such repairs are being made.  The proportionate reduction is to be based upon the extent to which the making of repairs shall interfere with the business carried on by Tenant in the Premises.   Landlord agrees to proceed in good faith to complete any and all repairs it commences within sixty (60) days of commencement.  If the repairs are not of a nature which can be completed with in sixty (60) days, Landlord and Tenant shall agree upon a reasonable schedule for completion of the repairs.  If the repairs are anticipated to take more than sixty (60) days and the Landlord and Tenant do not agree on a schedule for completion, within twenty days of the date of occurrence of the damage or destruction (the "Schedule Determination Period"), then either Landlord or Tenant shall have the right to terminate this Lease by providing the other with ten (10) days prior written notice within five (5) days of the expiration of the Schedule Determination Period.  In the event that Landlord does not elect to commence repairs within twenty (20) days, or repairs cannot be made under current laws and regulations, either party may terminate this Lease upon ten (10) days written notice.  A total destruction, including any destruction required by any authorized public authority, of either the Premises or the Building, shall terminate this Lease.  Landlord shall not be required to repair any property installed in the Premises by Tenant nor to repair any portion of the Premises for which insurance proceeds are not paid to Landlord.  To the extent Landlord receives insurance proceeds to cover all or a portion of the rent which would have been due from Tenant, the amount of rent due from Tenant shall be reduced by the amount of such insurance proceeds paid that are allocable to the Premises leased hereunder during the time period such insurance proceeds are paid to Landlord.  Nothing in Section 9.1 shall authorize abatement or reduction of rent because of total or partial destruction arising out of the willful acts of omission or commission by Tenant.

9.2  Condemnation.  If any part of the Premises shall be taken or condemned for a public or quasipublic use, and a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the date title shall vest in a condemnor, and the Rent payable hereunder shall be adjusted so that the Tenant shall be required to pay for the remainder of the Term only such portion of such Rent as the number of square feet in the part remaining after the thereupon terminate.

Notwithstanding anything herein to the contrary, Tenant may elect to terminate this lease in the event of condemnation upon sixty (60) days written notice to Landlord.

10.DEFAULTS AND REMEDIES

10.1 Events of Default.  The following events shall be deemed to be events of default by Tenant under this Lease:  (i) Tenant shall fail to pay any rent or any other sums of money due hereunder and such failure shall continue for a period of ten (10) days after the date such sum is due;  (ii) Tenant shall fail to comply with any provisions of this Lease or any other agreement between Landlord and Tenant, all of which terms, provisions and covenants shall be deemed material; (iii) the leasehold hereunder demised shall be taken on execution or other process of law in any action against Tenant; (iv) Tenant shall fail to promptly move into, take possession of, and operate its business on the premises when the Premises are ready for occupancy or shall cease to do business in or abandon any substantial portion of the Premises; (v) Tenant shall become insolvent or unable to pay its debts as they become due, or Tenant notifies Landlord that it anticipates either condition; (iv) Tenant takes any action to, or notifies Landlord that Tenant intends to file a petition under any section or chapter of the National Bankruptcy Act, as amended, or under any similar law or statute of the United States or any state thereof, or a petition shall be filed against Tenant under any such statute or Tenant or any creditor of Tenant notifies Landlord that it knows such a petition will be filed or tenant notifies Landlord that it expects such a petition to be filed; or (vii) a receiver or trustee shall be appointed for Tenant's leasehold interest in the Premises or for all or a substantial part of the assets of Tenant.

10.2  Remedies.  In the event of any default or breach by Tenant, and if such breach is a non-monetary breach shall have continued for a period of fifteen (15) days after the Landlord shall have given written notice by certified or registered mail to the Tenant at its office address set forth in Section 1.1 hereof, then, in such event, Landlord shall have the option to pursue any one or more of the following remedies:

10.2.1  Landlord shall have the right to cancel and terminate this Lease and dispossess Tenant.

10.2.2  Landlord shall have the right without terminating or canceling this Lease to declare all amounts and rents due under this Lease for the remainder of the existing term (or any applicable extension or renewal thereof) to be immediately due and payable, and thereupon all rents and other charges due hereunder to the end of the initial term or any renewal term, if applicable, shall be accelerated, provided, however, if Landlord elects to accelerate the rental payments, Landlord shall have a duty to use its good faith efforts to mitigate its damages..

10.2.3  Landlord may elect to enter and repossess the Premises and relet the Premises for Tenant's account, holding Tenant liable in damages for all expenses incurred in any such reletting and for any difference between the amount of rent received from such reletting and that due and payable under the terms of this Lease.

10.2.4  Landlord may enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease (and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant's obligations under this Lease and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action.)

10.2.5  All such remedies of Landlord shall be cumulative, and, in addition, Landlord may pursue any other remedies that may be permitted by law or in equity.  Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to be a waiver of such default.

10.2.6  In addition to the specific remedy or remedies elected by Landlord in the event of Tenant's default, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including, but not limited to, the cost of recovering possession of the Premises; expenses of reletting; all court costs and reasonable attorney's fees; and that portion of the leasing commission paid by Landlord and applicable to the unexpired term of this Lease.  Unpaid installments of rent or other sums shall bear interest from the date due at the lesser of 15% per annum or the maximum lawful rate.

10.2.7  This Section 10.2 shall be enforceable to the maximum extend not prohibited by applicable law, and the unenforceability of any portion hereof shall not thereby render unenforceable any other portion.

10.3  Abandonment of Premises.  Landlord and Tenant agree that for the purposes of this Section 10 abandonment of the demised premises shall have occurred if (i) the Landlord reasonable believes that the Tenant has been absent from the demised premises for a period of thirty (30) consecutive days, and (ii) the rent is not current and (iii) ten (10) days has elapsed since service of three (3) day notice in writing by Landlord upon Tenant requiring payment of rent or the possession of the Premises.

10.4 Holdover by Tenant.  If Tenant should remain in possession of the Premises after the expiration of the Lease Term and without executing a new lease, then such holding over shall be construed as a tenancy at sufferance at an Annual Minimum Rent DOUBLE that set forth in Section 1.1 hereof, and subject to all other conditions, provisions and obligations of this Lease insofar as the same are applicable to a tenancy at sufferance.

10.5  Landlord's Right to Cure Defaults.  The Landlord may, but shall not be obligated to cure at any time, without notice, any default by the Tenant under this Lease; and, whenever the Landlord so elects, all costs and expenses incurred by the Landlord in curing such default, including, without limitation, reasonable attorney's fees, together with interest on the amount of costs and expenses so incurred at the lesser of 15%  per annum or the then maximum lawful rate shall be paid by the Tenant to the Landlord on demand and shall be recoverable as an Additional Assessment.

10.6  Waiver.  The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other or any subsequent or continuing breach of the same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other that the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.

11.  MISCELLANEOUS PROVISIONS

11.1  Notices.  Any notice or demand from the Landlord to the Tenant or from the Tenant to the Landlord shall be in writing and shall be deemed duly delivered if mailed by registered or certified mail, return receipt requested, addressed, if to the Tenant, at the address of the Tenant or such other address as the Tenant shall have last designated by written notice to the Landlord: if to the Landlord, at the address of the Landlord or such other address as the Landlord shall have last designated by written notice to the Tenant.  Notices shall be deemed delivered when mailed in the manner prescribed above.

11.2  Estoppel Certificates.  The Tenant agrees that it will within ten (10) days following written notice by the Landlord, execute, acknowledge and deliver to the Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the same is in full force and effect as modified, stating the modifications) and the dates to which the Rent and all other payments due hereunder from the Tenant have been paid in advance, if any, and stating whether or not, to the best knowledge of the Tenant, the Landlord is in default in the performance of any covenant , agreement or condition contained in this Lease and, if so, specifying each such default.  The failure of the Tenant to execute, acknowledge and deliver to the Landlord a statement in accordance with the provisions of this Section will constitute a breach of this Lease by the Tenant.

11.3  Applicable Law and Construction.  The laws of the State of Florida shall govern the validity, performance and enforcement of this Lease.  The covenants and undertaking contained herein are independent, not dependent covenants, and the invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision.  All negotiations, considerations, representations and understandings between the parties are incorporated in this Lease.  The headings of the several articles and sections contained herein are for convenience and do not define, limit or construe the contents of such articles or sections.

11.4   Subordination.

11.4.1  This Lease is subject and subordinate to any ground lease, mortgage, deed or trust, or any  other hypothecation for security now or hereafter placed upon the real property, of which the premises are a part, and to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof.  In confirmation of such subordination, the Tenant shall promptly execute any certificate that the Landlord may request.

11.4.2  At the option of the Landlord, or any successor Landlord or the holder of any mortgage affecting the Premises, the Tenant agrees that neither the foreclosure of a mortgage affecting the Premises nor the institution of any suit, action, summary or other proceeding against the Landlord herein, or any successor Landlord, or any foreclosure proceeding brought by the holder of any such mortgage to recover possession of such property shall, by operation of law or otherwise, result in the cancellation or termination of this Lease or the applications of Tenant hereunder, and upon the request of any such Landlord, successor Landlord or the holder of such mortgage, Tenant covenants and agrees to execute an instrument in writing satisfactory to such Landlord, successor Landlord, or to the holder of such mortgage, or to the purchaser of the mortgaged premises in foreclosure, whereby Tenant attorns to such successor in interest.  No mortgagee or purchaser at foreclosure sale shall be liable to Tenant or subject to offsets or defenses arising as a result of acts or omissions of a prior owner.

11.5  Landlord's Liability.  The liability under this Lease of Landlord shall be limited to Two Million and NO/100 Dollars ($2,000,000.00); and Tenant, its successors and assigns, hereby waive all rights to proceed individually against any of Landlord's partners, officers, directors or shareholders.  The term "Landlord, as used in this Section, shall mean only the owner or owners at the time in question of the fee simple title or its interest in a ground lease of the Premises, and in the event of any transfer of such title or interest Landlord (and in case of any subsequent transfers, and then grantor) shall be relieved from and after the date of such transfer of all liability with respect to Landlord's obligations under this Lease, provided that any funds in the hands of Landlord (or the then grantor at the time of such transfer) in which Tenant has an interest, shall be delivered to the grantee.  The obligations to be performed by Landlord shall, subject to the foregoing, be binding on Landlord's successors and assigns only during their respective periods of ownership, and no successor Landlord shall have liability to Tenant with respect to defaults hereunder occasioned by the acts or omissions of any predecessor Landlord.

11.6  No Oral Changes.  This Lease shall not be changed or terminated orally, but only upon an agreement in writing signed by the parties hereto.

11.7  No Representation by Landlord.  The Landlord or the Landlord's agents have made no representations, warranties or promises with respect to the Premises or the Building, except as herein expressly set forth.  This Lease specifically supersedes any prior written or oral communications between Landlord and Tenant or any of their agents.

11.8  Parking.  The Tenant shall be entitled to park in common with other tenants of Landlord.  Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities.

At the current time no parking spaces are assigned, however, if Landlord does designate parking spaces in the future, Tenant shall be assigned a sufficient number of spaces to accommodate its employees as well as a reasonable number of guest spaces in the immediate vicinity of the leases premises.

11.9  Recording of Lease.  This Lease shall not be recorded by the Tenant.  However, it may be recorded by Landlord at Landlord's option.  If this Lease is recorded by the Tenant without the written consent of the Landlord, then this Lease may, at any time without notice and whenever the Landlord so elects, be declared by Landlord null and void.

11.10  Joint Obligation.  If there is more than one tenant, the obligations hereunder imposed upon Tenant shall be joint and several.

11.11  Time.  Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.

11.12  Quiet Possession.  Upon Tenant paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof.

11.13  Special Provisions.

11.13.1 Special Provisions. Special provisions of this Lease are attached hereto and made a part hereof as Exhibit "E".  If none, so state in the following space  ______________________.

11.14  Premises to be Maintained. Landlord will maintain buildings and grounds in a manner consistent with current standards at the Property.

IN WITNESS WHEREOF, the Landlord and the Tenant have hereunto executed this Lease as of the day and year first above written.  Individuals signing on behalf of a principal warrant that they have the authority to bind their principals.  This Lease shall be binding upon the undersigned, and the successors, heirs, executors and administrators of the undersigned, and shall insure to the benefit of the Landlord, and its successors and assigns.

SIGNED, SEALED AND DELIVERED IN THE PRESENCE OF:

LANDLORD:

HIBISCUS OFFICE PARK, L.L.C., a Florida limited liability company

BY:                          /s/ Hugh M. Evans, Jr.
NAME:                    Hugh M. Evans, Jr.
TITLE:                     Member

TENANT:

THE GOLDFIELD CORP.

BY:                          /s/ John H. Sottile
NAME:                    John H. Sottile
TITLE:                     President